Contact: Barbara B. Lucas
                                         Senior Vice President - Public Affairs
                                         410/716-2980

                                         Mark M. Rothleitner
                                         Vice President - Investor Relations
                                         and Treasurer
                                         410/716-3979

FOR IMMEDIATE RELEASE:  Thursday, January 25, 2001

SUBJECT: Black & Decker Reports Recurring Earnings Per Share of $0.98 for Fourth
         Quarter 2000 and $3.51 for Full Year

TOWSON, MD - The Black & Decker Corporation (NYSE:BDK) today announced that net earnings for the fourth quarter of 2000 were $52.5 million, or $0.64 per diluted share, on sales of $1.26 billion. Excluding a $39.1 million non-recurring restructuring charge ($27.6 million after tax or $0.34 per diluted share), net earnings were $80.1 million or $0.98 per diluted share. For the fourth quarter of 1999, net earnings were $115.1 million, or $1.31 per diluted share, on sales of $1.35 billion.

         The decline in sales during the fourth quarter, particularly in North American Power Tools and Accessories, reflects the substantial slowdown in the U.S. economy and inventory reduction actions by key retailers. This reduction in sales, coupled with lower margins in European Power Tools and U.S. Accessories, resulted in decreased recurring earnings per share.

         The majority of the restructuring charge recorded in the quarter relates to the realignment of manufacturing operations in European Power Tools and North American Hardware and Home Improvement. The charge also includes costs associated with reducing overhead expense in Europe and integrating power tools and accessories operations into brand-based strategic business units for DEWALT(R) professional products and Black & Decker(R) consumer products. The restructuring is expected to result in the elimination of approximately 400 positions in Europe and the United States and is expected to generate approximately $20 million in savings in 2002. Approximately $25 million of the restructuring charge will be cash, and the remainder will be primarily the write-down of assets.
                                     (more)

Page Two

         For the full-year 2000, the Corporation reported net earnings of $282.0 million or $3.34 per diluted share. Excluding non-recurring items, net earnings were $296.5 million or $3.51 per diluted share, an $0.11 increase over the $3.40 reported in 1999. The improvement in recurring earnings per share reflects strong sales growth during the first three quarters of the year, increased cost savings from Six Sigma programs, the repurchase of approximately 7.5 million shares during the year, and a lower effective tax rate.

         Sales for the full year were $4.56 billion, up 1% from $4.52 billion in 1999. Excluding the effects of foreign currency translation, sales increased 4% for the year.

         The Corporation will hold a conference call today at 10:00 a.m. EST to discuss its fourth-quarter and full-year results and 2001 outlook. Investors can listen to the call by visiting www.bdk.com, the Corporation's Internet home page, and clicking on the icon labeled "Live Webcast." It is recommended that listeners log-in at least ten minutes prior to the beginning of the call to assure timely access. A webcast replay of the conference call will be available on the Corporation's home page through the close of business on February 8, 2001.

         Commenting on the results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "Black & Decker became a stronger, more balanced company in 2000. Our powerful brand names, new product innovation, end-user focus, and unparalleled distribution contributed to record results in the first nine months and respectable performance for the year despite a dramatic deceleration in the U.S. economy during the fourth quarter. Weak economic conditions and currency issues in Europe throughout the year added to the challenges we faced. Our ability to increase sales under such difficult conditions shows that Black & Decker is in a stronger competitive position than ever before.

         "We continued to strengthen our market share positions in several businesses during the year, drive costs down through Six Sigma programs, and invest in new products both internally and through strategic acquisitions. Nevertheless, we are taking immediate action to more closely align our business structure to the weaker economic environment in which we are operating. During the fourth quarter, for example, we ordered a temporary shutdown of three power tool plants around the world. Currently, we are in the process of reducing costs and headcount in our Power Tools and Accessories Group by shifting production from our power tool plant in the United Kingdom to lower-cost facilities and integrating Accessories into our existing DEWALT and Black & Decker strategic business units. We also are rationalizing Hardware and Home Improvement manufacturing capacity. All of these changes are designed to reduce costs, leverage resources, and increase productivity.

                                     (more)

Page Three

         "Power Tools and Accessories experienced a 3% decline in sales for the fourth quarter. Excellent performance in the first three quarters of the year, however, allowed this segment to finish the year with a 5% sales gain. Strong sales of core products, such as the 14.4-volt cordless FireStorm(R) and
18.0-volt DEWALT drills, along with the new cordless FireStorm 3-in-1 multi-tool, contributed to this improvement. Due primarily to the dramatic economic slowdown, operating income in Power Tools and Accessories was down significantly for the quarter and was down 2% for the full year. Operating margins in Europe were negatively affected by the weak Euro, price competition in consumer power tools, and incremental costs associated with the new central distribution center, and in North America by pricing actions taken by our U.S. Accessories business in anticipation of higher fourth-quarter sales that did not materialize. Despite the difficulties we faced in the fourth quarter, our competitive position - particularly in both the professional and the consumer power tool markets in North America - remains very strong.

         "To expand our presence on construction and other job sites, we acquired Emglo Products, L.P. in mid-December. Emglo is the air compressor brand of choice for professional contractors in the U.S., and the acquisition marks our entry into a new product category. Due to the timing of the acquisition, Emglo, which has annual sales of nearly $38 million, had no meaningful impact on our 2000 results.

         "Sales in the Hardware and Home Improvement segment increased 2% and operating profit increased 7% for the fourth quarter. Strong sales from new products, including Price Pfister's Contempra(TM) faucets and the Society Brass Collection(R) of designer security hardware from Kwikset, helped to promote growth despite the weak economic environment. For the full year, sales increased 1% and operating profit declined 4%, as excellent improvement in sales and operating profit at Price Pfister helped to offset lower sales and earnings at Kwikset related to the de-listing of TITAN(R) locksets by a major retailer early in the year.

         "Sales in Fastening and Assembly Systems were flat for the quarter. While sales slowed in the U.S. automotive and industrial sectors during the period, foreign automotive and industrial sectors remained firm. For the full year, sales increased 4%, reflecting growth outside of the United States in the automotive sector and in the worldwide industrial sector. Operating profit declined 8% for the quarter, but rose 4% for the full year.

                                     (more)

Page Four

         "Free cash flow for 2000 was lower than anticipated at $155 million, as year-end inventory was approximately $44 million higher than planned. Approximately half of the increase was due to the strengthening of the Euro and the acquisition of Emglo in December, and the remainder to lower-than-expected sales.

         "We purchased an additional 2.3 million shares of our stock during the quarter, leaving approximately 3.0 million shares remaining under our existing repurchase authorization.

         "Because of the weak economy, we anticipate that sales for the first quarter of 2001 will be flat or down modestly from the prior-year level, and diluted earnings per share will be in the $0.40 to $0.45 range. Based on the expectation of flat to modest sales growth in the second quarter, we are projecting that diluted earnings per share in the quarter will be flat or will decline at a mid-single-digit rate. Assuming that the U.S. economy begins to improve in the second half of 2001 and anticipating substantial sales from new products during that period, we look forward to sales and earnings growth, particularly in the fourth quarter. As a result, we expect higher sales for the full year and an increase in diluted earnings per share in line with the current consensus estimate. We also expect to convert 70%-80% of net earnings to free cash flow in 2001.

         "With excellent brands, strong customer relationships, and expectations for the biggest new-product year in DEWALT's history, we are well-positioned to succeed in the marketplace during this challenging period. We also are taking decisive action to cut costs and increase our focus on cash while continuing to invest strategically in growth. We expect to continue to outperform our competition as we move through a difficult economic period and emerge even stronger than we are today."

         This release includes forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review Black & Decker's reports filed with the Securities and Exchange Commission, including the Current Report on Form 8-K, filed January 25, 2001.

         Black & Decker is a leading global  manufacturer  and marketer of power
tools  and   accessories,   hardware   and  home   improvement   products,   and
technology-based fastening systems.
                                      * * *

                THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF EARNINGS
                (Dollars in Millions Except Per Share Amounts)


                                            Three Months Ended
                                      ------------------------------
                                       December 31,     December 31,
                                               2000             1999
                                      -------------    -------------

SALES                                 $     1,263.6    $     1,347.2
  Cost of goods sold                          807.4            841.0
  Selling, general, and
    administrative expenses                   316.2            313.1
  Restructuring and exit costs                 39.1                -
                                      -------------    -------------
OPERATING INCOME                              100.9            193.1
  Interest expense
    (net of interest income)                   28.5             24.9
  Other income                                  2.9              0.8
                                      -------------    -------------
EARNINGS BEFORE INCOME TAXES                   75.3            169.0
  Income taxes                                 22.8             53.9
                                      -------------    -------------
NET EARNINGS                          $        52.5    $       115.1
                                      =============    =============



NET EARNINGS PER COMMON SHARE
  - BASIC                             $        0.65    $        1.32
                                      =============    =============

Shares Used in Computing Basic
  Earnings Per Share (in Millions)             80.7             86.9
                                      =============    =============



NET EARNINGS PER COMMON SHARE
  - ASSUMING DILUTION                 $        0.64    $        1.31
                                      =============    =============

Shares Used in Computing Diluted
  Earnings Per Share (in Millions)             81.5             88.1
                                      =============    =============

                THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF EARNINGS
                (Dollars in Millions Except Per Share Amounts)


                                                Year Ended
                                      ------------------------------
                                       December 31,     December 31,
                                               2000             1999
                                      -------------    -------------

SALES                                 $     4,560.8    $     4,520.5
  Cost of goods sold                        2,889.0          2,834.4
  Selling, general, and
    administrative expenses                 1,149.5          1,149.8
  Restructuring and exit costs                 39.1                -
  Gain on sale of business                     20.1                -
                                      -------------    -------------
OPERATING INCOME                              503.3            536.3
  Interest expense
    (net of interest income)                  104.2             95.8
  Other income                                  5.5              0.8
                                      -------------    -------------
EARNINGS BEFORE INCOME TAXES                  404.6            441.3
  Income taxes                                122.6            141.0
                                      -------------    -------------
NET EARNINGS                          $       282.0    $       300.3
                                      =============    =============



NET EARNINGS PER COMMON SHARE
  - BASIC                             $        3.37    $        3.45
                                      =============    =============

Shares Used in Computing Basic
  Earnings Per Share (in Millions)             83.7             87.0
                                      =============    =============


NET EARNINGS PER COMMON SHARE
  - ASSUMING DILUTION                 $        3.34    $        3.40
                                      =============    =============

Shares Used in Computing Diluted
  Earnings Per Share (in Millions)             84.4             88.4
                                      =============    =============

                THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                             (Millions of Dollars)


                                        December 31,      December 31,
                                                2000              1999
                                        -------------     -------------

ASSETS
Cash and cash equivalents               $      135.0      $      147.3
Trade receivables                              783.1             823.2
Inventories                                    844.0             751.0
Other current assets                           199.9             189.9
                                        -------------     -------------
       TOTAL CURRENT ASSETS                  1,962.0           1,911.4
                                        -------------     -------------

PROPERTY, PLANT, AND EQUIPMENT                 748.1             739.6
GOODWILL                                       717.2             743.4
OTHER ASSETS                                   662.4             618.3
                                        -------------     -------------
                                        $    4,089.7      $    4,012.7
                                        =============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                   $      402.9      $      183.2
Current maturities of long-term debt            47.7             213.2
Trade accounts payable                         367.6             367.3
Other accrued liabilities                      814.1             809.0
                                        -------------     -------------
       TOTAL CURRENT LIABILITIES             1,632.3           1,572.7
                                        -------------     -------------

LONG-TERM DEBT                                 798.5             847.1
DEFERRED INCOME TAXES                          221.0             243.8
POSTRETIREMENT BENEFITS                        240.6             246.3
OTHER LONG-TERM LIABILITIES                    479.8             301.7
COMMON STOCK UNDER EQUITY FORWARDS              25.1                 -
STOCKHOLDERS' EQUITY                           692.4             801.1
                                        -------------     -------------
                                        $    4,089.7      $    4,012.7
                                        =============     =============

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS (Unaudited)
                              (Millions of Dollars)


                                    Reportable Business Segments
                          ----------------------------------------------------
                                Power      Hardware    Fastening                  Currency       Corporate,
Three Months Ended            Tools &        & Home   & Assembly               Translation     Adjustments,
December 31, 2000         Accessories   Improvement      Systems       Total   Adjustments   & Eliminations   Consolidated
---------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated
  customers                  $  967.3        $225.1       $123.5    $1,315.9       $ (52.3)          $    -       $1,263.6
Segment profit (loss)
  (for Consolidated,
  operating income
  before restructuring
  and exit costs)                99.2          37.1         18.9       155.2          (2.4)           (12.8)         140.0
Depreciation and
  amortization                   22.1           8.2          4.2        34.5          (1.0)             6.6           40.1
Capital expenditures             35.1           8.8          8.3        52.2          (1.9)              .2           50.5

Three Months Ended
December 31, 1999
---------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated
  customers                  $  998.3        $219.7       $123.5    $1,341.5       $   5.7           $    -       $1,347.2
Segment profit (loss)
  (for Consolidated,
  operating income)             151.3          34.6         20.5       206.4           1.0            (14.3)         193.1
Depreciation and
  amortization                   25.9           5.5          3.7        35.1            .4              6.8           42.3
Capital expenditures             36.5          12.2         10.6        59.3            .3               .1           59.7

Twelve Months Ended
 December 31, 2000
---------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated
  customers                  $3,292.9        $863.2       $518.0    $4,674.1       $(113.3)          $    -       $4,560.8
Segment profit (loss)
  (for Consolidated,
  operating income
  before gain on sale
  of business and
  restructuring and
  exit costs)                   361.7         115.5         86.0       563.2          (6.8)           (34.1)         522.3
Depreciation and
  amortization                   87.8          35.0         16.6       139.4          (2.5)            26.5          163.4
Capital expenditures            143.7          31.6         27.4       202.7          (3.3)              .8          200.2

Twelve Months Ended
December 31, 1999
---------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated
  customers                  $3,135.4        $857.7       $496.2    $4,489.3        $ 31.2           $    -       $4,520.5
Segment profit (loss)
  (for Consolidated,
  operating income)             369.8         120.7         82.7       573.2           2.9            (39.8)         536.3
Depreciation and
  amortization                   85.4          30.6         15.3       131.3           1.0             27.7          160.0
Capital expenditures            106.0          37.3         26.6       169.9            .9               .3          171.1


     The reconciliation of segment profit to the Corporation's earnings before income taxes for each period, in millions of dollars, is as follows:


                                                     Three Months Ended                   Year Ended
------------------------------------------------------------------------------------------------------------
                                                December 31,  December 31,      December 31,   December 31,
                                                        2000          1999              2000           1999
------------------------------------------------------------------------------------------------------------
Segment profit for total reportable
   business segments                                  $155.2        $206.4            $563.2         $573.2

Items excluded from segment profit:

   Adjustment of budgeted foreign
      exchange rates to actual rates                    (2.4)          1.0              (6.8)           2.9

   Depreciation of Corporate property
      and amortization of goodwill                      (6.6)         (6.8)            (26.5)         (27.7)

   Adjustment to businesses'
      postretirement benefit expenses
      booked in consolidation                            9.2           3.0              36.4           24.8

   Adjustment to eliminate net interest
      and non-operating expenses from
      results of certain operations in
      Brazil, Mexico, Venezuela, and Turkey               .1             -                .4            1.2

   Other adjustments booked in consolidation
      directly related to reportable business
      segments                                            .3          (2.4)            (14.4)         (12.4)

Amounts allocated to businesses in arriving
   at segment profit in excess of (less
   than) Corporate center operating expenses,
   eliminations, and other amounts
   identified above                                    (15.8)         (8.1)            (30.0)         (25.7)
------------------------------------------------------------------------------------------------------------
Operating income before gain on sale of
   business and restructuring and exit costs           140.0         193.1             522.3          536.3

Gain on sale of business                                   -             -              20.1              -

Restructuring and exit costs                            39.1             -              39.1              -
------------------------------------------------------------------------------------------------------------
   Operating income                                    100.9         193.1             503.3          536.3

Interest expense, net of interest income                28.5          24.9             104.2           95.8

Other income                                             2.9            .8               5.5             .8
------------------------------------------------------------------------------------------------------------
   Earnings before income taxes                       $ 75.3        $169.0            $404.6         $441.3
============================================================================================================

Basis of Presentation:
     The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and electric lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of the retained portion of the household products business. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). It also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.
     The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside the United States, except units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is updated to reflect the translation of segment assets and elements of segment profit at the current year's budgeted rates of exchange. The amounts included in the preceding segment table under the captions "Reportable Business Segments," and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's budgeted rates of exchange for 2000. The amounts included in the preceding segment table under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using the budgeted rates of exchange for 2000 and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.
     Segment profit excludes interest income and expense, non-operating income and expense, goodwill amortization, adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes the gain on sale of business and restructuring and exit costs. For certain operations located in Brazil, Mexico, Venezuela, and Turkey, segment profit is reduced by net interest expense and non-operating expenses. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses are allocated to each segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit.
Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of sales by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or nonrecurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the Corporation's various segments in a later period.